EXHIBIT 99.1

     Jacuzzi Brands Announces Third Quarter Financial Results and
                   Increases Full Year EPS Guidance

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Aug. 12, 2004--Q3 FY 2004 Highlights vs. Q3 FY 2003:

    --  Net Sales Increased 16.3% to $366.8 Million

    --  Net Earnings Rise to $0.18 Per Share From $0.07 Per Share

    --  Bath Products Operating Income Up 51.6% to $14.4 Million

    --  Plumbing Products Operating Income Up 23.7% to $18.8 Million

    Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced earnings for the quarter ended July 3, 2004. Net earnings for the third quarter of fiscal 2004 were $13.7 million, or $0.18 per share, compared with net earnings of $5.1 million, or $0.07 per share, in the third quarter of fiscal 2003. Fiscal 2004 third quarter net earnings included $2.0 million, net of tax, or $0.03 per share, of restructuring charges, while fiscal 2003 third quarter net earnings included $3.2 million, net of tax, or $0.04 per share, of restructuring charges. Sales for the quarter increased 16.3% to $366.8 million compared with the third quarter of fiscal 2003. Third quarter fiscal 2004 sales benefited from $8.5 million of currency exchange rates.

    Bath Products -


                                 3 Months Ended      9 Months Ended
                                 July 3,  June 28,  July 3,  June 28,
                                   2004     2003      2004     2003
                                -------- ---------- ------- ----------
                                            (in millions)

Net Sales                       $   253.9  $217.2      $698.1 $584.5
Operating Income                $    14.4  $  9.5      $ 23.1 $ 17.2
Capital Expenditures            $     3.2  $  4.5      $  8.4 $  8.6
Depreciation & Amortization     $     3.9  $  3.4      $ 11.3 $ 10.2


    Third quarter fiscal 2004 sales of $253.9 million increased 16.9% over the third quarter fiscal 2003 sales. This increase was led by increased sales of domestic spas, reflecting improved volume and an increase in average selling prices, and increased sales of domestic whirlpool baths, reflecting strong performance in both jetted and non-jetted baths. The U.K. also contributed to the sales increase mainly due to growth in the home center sector. Favorable currency exchange rates contributed $8.5 million to the third quarter of fiscal 2004 sales increase.
    Operating income for the third quarter of fiscal 2004 increased 51.6% to $14.4 million compared to the third quarter of the prior year. The increase was primarily a result of strong sales and margin growth in the domestic spa and whirlpool bath businesses. Strong earnings growth was accomplished despite $3.8 million in restructuring charges incurred in the third quarter of fiscal 2004 (of which approximately $0.3 million was included in cost of products sold) related to the closure of the Salem, Ohio plant ($2.2 million), the downsizing of the Ford City, Pennsylvania plant ($0.6 million) and the continued consolidation of administrative functions, the majority of which were related to the opening of the new shared services center in Dallas, Texas ($1.0 million).
    The Salem plant ceased production in May 2004, and the Company expects to substantially complete the Ford City downsizing by the end of fiscal 2004. The consolidation and relocation of the customer service functions of the Company's domestic whirlpool bath and spa businesses to its shared services center was initiated in the third quarter of fiscal 2004 and is expected to decrease costs and improve customer satisfaction. The Company expects to incur approximately $4.0 million ($2.4 million, after tax), or $0.03 per share, in additional restructuring charges related to the Salem, Ford City and shared services initiatives over the next quarter. Fiscal 2004 restructuring costs to be recorded in the Bath Products segment for these initiatives are expected to total approximately $13.5 million ($8.2 million, net of taxes), or $0.11 per share, with the benefits of these actions taking effect in fiscal 2005. Including the reversal of the restructuring reserve of $0.6 million recorded in corporate expenses, total net restructuring costs for these initiatives are expected to be $12.9 million ($7.9 million, net of taxes), or $0.10 per share. See Supplemental Segment Information included elsewhere in this release for further information on our restructuring charges by segment.
    Each of these actions is part of the Company's previously announced plans to improve margins and customer service in the Bath Products segment.
    Third quarter operating results benefited from favorable exchange rates, which increased earnings in the third quarter of fiscal 2004 by $1.0 million in comparison with the third quarter of fiscal 2003.

    Plumbing Products -


                                  3 Months Ended    9 Months Ended
                                 July 3,  June 28,  July 3, June 28,
                                  2004     2003      2003     2004
                                 ------- --------- --------- ---------
                                           (in millions)

Sales                             $86.2   $73.2       $224.7  $203.1
Operating Income                  $18.8   $15.2       $ 43.1  $ 45.8
Capital Expenditures              $ 0.5   $ 0.7       $  2.1  $  1.1
Depreciation & Amortization       $ 1.5   $ 1.3       $  4.0  $  4.0


    Sales in the Plumbing Products segment increased 17.8% to $86.2 million in the third quarter of fiscal 2004 as compared to the third quarter of fiscal 2003. Sales increased across all product lines. A slight rebound in the U.S. commercial and institutional construction market coupled with continued targeted marketing programs were the primary factors driving the quarter-over-quarter sales growth.
    Operating income for the third quarter of fiscal 2004 increased 23.7% to $18.8 million. Strong sales results more than offset higher scrap iron and steel costs. The Company has implemented initiatives targeting procurement and finished product pricing to offset these margin pressures. Third quarter results included benefits realized from these procurement and pricing initiatives, some of which are not expected to reach full effect until the next quarter.

    Rexair -


                                 3 Months Ended      9 Months Ended
                                 July 3,  June 28,  July 3,  June 28,
                                   2004    2003      2004      2003
                                  ------- ---------  -------  --------
                                             (in millions)

Net Sales                           $26.7 $25.1       $80.7   $77.6
Operating Income                    $ 7.5 $ 7.2       $20.2   $19.4
Capital Expenditures                $ 0.1 $ 0.7       $ 1.0   $ 1.7
Depreciation & Amortization         $ 0.9 $ 0.7       $ 2.5   $ 2.8


    Sales for the third quarter of fiscal 2004 increased 6.4% to $26.7 million. Higher sales were primarily due to higher volume and the higher price points of the new e2 RAINBOW(TM) vacuum cleaner system, which was launched earlier this year. The rollout of this new e2 model was completed during the second quarter of fiscal 2004.
    Operating income in the third quarter of fiscal 2004 increased as a result of higher sales.
    Corporate Expenses and Other - Corporate expenses decreased to $4.6 million in the third quarter of fiscal 2004 from $8.0 million in the third quarter of fiscal 2003. The third quarter of fiscal 2004 includes a reversal of the restructuring reserve for unused lease space in Dallas, Texas of $0.6 million. The space will be used by the customer service function of the shared services operations center. Corporate expenses in the third quarter of fiscal 2004 also reflect reductions in pension income due to a lower discount rate, costs associated with Sarbanes-Oxley compliance and an increase in personnel costs reflecting the Company's new operating company organization. The third quarter of fiscal 2004 includes charges totaling $0.8 million associated with the previously announced employee stock option buy back and exchange offer. The Company also recorded $5.2 million of restructuring charges in the third quarter of fiscal 2003 related to the reorganization and consolidation of the corporate headquarters and the relocation and consolidation of the Jacuzzi Walnut Creek, California headquarters into its principal offices in West Palm Beach, Florida.
    Interest expense in the third quarter of fiscal 2004 was down $1.4 million from the third quarter of year ago reflecting the Company's reduced debt levels. Total debt (notes payable, current maturities of long-term debt and long-term debt) at June 30, 2004 of $497.9 million has been reduced from March 31, 2004 levels of $505.3 million despite increased working capital needs during the Company's seasonal busy period. Net debt (total debt of $497.9 million less cash and cash equivalents of $26.1 million) at June 30, 2004 was $471.8 million. The decrease in debt combined with increased earnings continues to move the Company towards its goal of achieving an investment grade credit rating.

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are pleased to report these strong third quarter results, which demonstrate the benefits of the actions we have been taking over the past two years. Almost every segment of both our bath and plumbing operations is experiencing increased traction in sales and profitability.
    "This favorable trend is continuing into our current fourth fiscal quarter and, as a result, we are increasing our full year earnings per share guidance to a range of $0.53 per share to $0.55 per share, excluding total fiscal 2004 net restructuring charges of $0.10 per share, or $0.43 per share to $0.45 per share, including these restructuring charges."

    Conference Call

    The Company will host a conference call on August 12, 2004 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through September 11, 2004 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through September 11, 2004.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted income from continuing operations, adjusted earnings per share from continuing operations and the forecasted earnings per share excluding total fiscal 2004 net restructuring charges are non-GAAP financial measures, which exclude certain charges and gains. Items excluded from income from continuing operations to arrive at adjusted income from continuing operations include, but are not limited to, one time technology sales, asset impairments, restructuring, severance, note write-downs not related to current operations refinancing, tax benefits and other non-operating gains and charges, net of tax. Restructuring charges are excluded from earnings per share to arrive at forecasted earnings per share. Adjusted income from continuing operations and related per share information, along with forecasted earnings per share, are key measures used by management to evaluate its operations. Management does not consider the items excluded to be normal operating costs/gains and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted income from continuing operations, adjusted earnings per share from continuing operations, and the forecasted earnings per share should not be considered measures of financial performance in isolation or as an alternative to income (loss) from continuing operations, net income (loss), or earnings per share from continuing operations as determined in the Statements of Income in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from income from continuing operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)
                              (unaudited)


                                      Three Months      Nine Months
                                        Ended              Ended
                                   --------------- -------------------
                                   July 3, June 28,  July 3, June 28,
                                    2004    2003      2004     2003
                                   ------- --------- -------- --------


Net sales                         $366.8  $315.5   $1,003.5  $ 865.2
Operating costs and expenses:
Cost of products sold              249.9   221.4      696.4    599.2
Selling, general and administrative
 expenses                           77.9    65.0      224.7    189.2
Restructuring charges                2.9     5.2        8.6      8.3
                                   ------- --------- --------  ------

Operating income                    36.1    23.9       73.8     68.5

Interest expense                   (12.9)  (14.3)     (38.4)   (46.9)
Interest income                      0.3     0.4        3.8      1.3
Other expense, net                  (0.9)   (1.0)      (0.5)    (3.5)
                                  -------- -------- ---------  -------

Earnings before income taxes        22.6     9.0       38.7     19.4
(Provision for) benefit from income
 taxes                              (8.9)   (3.5)     (15.1)     6.1
                                  --------- --------  ------- --------

Earnings from continuing
operations                          13.7     5.5       23.6     25.5
                                 --------- --------  -------   -------

Discontinued operations:
Loss from operations (net of tax benefit
 of
$0.2 for the three and nine months ended
June 28, 2003 and $0.2 for the nine
 months
ended July 3, 2004)                    -    (0.4)      (0.6)    (0.4)
Impairment loss (net of tax benefit of
 $6.5)                                 -       -          -    (39.9)
                                  ------- ---------  -------- --------
Loss from discontinued operations      -    (0.4)      (0.6)   (40.3)
                                  ---------- ------- -------- --------

Net earnings (loss)                $13.7    $5.1       $23.0  $(14.8)
                                  ======= ========   ======= =========

Basic earnings (loss) per share:
Continuing operations              $0.18   $0.07      $0.31    $0.34
Discontinued operations                -       -      (0.01)   (0.54)
                                  -------- ------- --------- ---------
                                   $0.18   $0.07      $0.30   $(0.20)
                                  ======= =======  =========  ========
Diluted earnings (loss) per share:
Continuing operations              $0.18   $0.07      $0.31    $0.34
Discontinued operations                -       -      (0.01)   (0.54)
                                  -------- -------  --------- --------
                                   $0.18   $0.07      $0.30   $(0.20)
                                  ======= =======   ========  ========


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                           (in millions)


                                              July 3,  September 27,
                                               2004        2003
                                              ---------  -----------
                                            (unaudited)
                         ASSETS
Current assets:
Cash and cash equivalents                         $26.1    $31.2
Trade receivables, net                            256.8    229.6
Inventories                                       194.2    165.0
Deferred income taxes                              16.5     15.5
Assets held for sale                                3.0     16.8
Other current assets                               23.3     30.1
                                               ---------- --------

Total current assets                              519.9    488.2

Property, plant and equipment, net                125.1    129.7
Pension assets                                    154.1    148.3
Insurance for asbestos claims                     160.0    160.0
Goodwill                                          288.7    283.1
Other intangibles, net                             60.0     60.8
Other non-current assets                           46.7     66.7
                                              ----------- -------
TOTAL ASSETS                                   $1,354.5 $1,336.8
                                              ======== ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY



Current liabilities:
Notes payable                                     $21.9    $23.5
Current maturities of long-term debt               29.2     25.2
Trade accounts payable                            112.7    102.3
Income taxes payable                               19.4     10.8
Liabilities associated with assets held
for sale                                              -      8.7
Accrued expenses and other
current liabilities                               127.1    136.2
                                               ---------  --------

Total current liabilities                         310.3    306.7

Long-term debt                                    446.8    451.4
Deferred income taxes                              18.3     26.2
Asbestos claims                                   160.0    160.0
Other non-current liabilities                     131.8    136.8
                                               ---------  ---------

Total liabilities                               1,067.2  1,081.1

Commitments and contingencies
Stockholders' equity                              287.3    255.7
                                               --------- ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,354.5 $1,336.8
                                               ========= =========


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)




                      Bath      Plumbing        Corporate Consolidated
                    Products    Products Rexair and Other    Total
                   ---------   --------- ------- --------- -----------
Net Sales
Third Quarter 2004   $253.9       $86.2  $26.7        $-       $366.8
              2003    217.2        73.2   25.1         -        315.5
Year to Date  2004   $698.1      $224.7  $80.7        $-     $1,003.5
              2003    584.5       203.1   77.6         -        865.2
----------------------------------------------------------------------
Total Operating
 Income (Loss)
Third Quarter 2004    $14.4       $18.8   $7.5     $(4.6)       $36.1
              2003      9.5        15.2    7.2      (8.0)        23.9
Year to Date  2004    $23.1       $43.1  $20.2    $(12.6)       $73.8
              2003     17.2        45.8   19.4     (13.9)        68.5
----------------------------------------------------------------------
Capital
 Expenditures
Third Quarter 2004     $3.2        $0.5   $0.1      $0.1         $3.9
              2003      4.5         0.7    0.7         -          5.9
Year to Date  2004     $8.4        $2.1   $1.0      $0.6        $12.1
              2003      8.6         1.1    1.7         -         11.4
----------------------------------------------------------------------
Depreciation and
 Amortization
Third Quarter 2004     $3.9        $1.5   $0.9      $0.7         $7.0
              2003      3.4         1.3    0.7       0.2          5.6
Year to Date  2004    $11.3        $4.0   $2.5      $1.2        $19.0
              2003     10.2         4.0    2.8       0.9         17.9
----------------------------------------------------------------------
Restructuring Charges Included In
 Operating Income (Loss)
Third Quarter 2004     $3.8 (1)      $-     $-     $(0.6)        $3.2
              2003        -           -      -       5.2          5.2
Year to Date  2004     $9.5 (1)      $-     $-     $(0.6)        $8.9
              2003        -           -      -       8.3          8.3
----------------------------------------------------------------------

(1) Includes $0.3 recorded in cost of products sold.


                         Jacuzzi Brands, Inc.
            Computation Of Adjusted Income From Continuing
                              Operations
                 (in millions, except per share data)

                                       3 Months Ended  9 Months Ended
                                            7/3/04        7/3/04
                                        -------------- ---------------
                                            $     EPS     $      EPS
                                        ------ ------- ------- -------
Earnings from continuing operations      $13.7   $0.18   $23.6  $0.31

  Restructuring charges, net of tax        2.0    0.03     5.4   0.07

  Brazilian note write-off, net of tax       -       -     2.5   0.03

  Interest income on tax settlement, net
   of tax                                    -       -    (1.5) (0.02)

  Non-operating asset gains, net of tax      -       -    (2.0) (0.02)
                                          ----- ------- ------- ------
Adjusted income from continuing
operations                               $15.7   $0.21   $28.0  $0.37
                                         ====== ======= ======= ======

                                       3 Months Ended  9 Months Ended
                                           6/28/03        6/28/03
                                          ------------ ---------------
                                             $    EPS      $     EPS
                                          ------ ------ ------- ------
Earnings from continuing operations       $5.5   $0.07   $25.5  $0.34

  Restructuring charges, net of tax        3.2    0.04     5.1   0.07

  Technology sale, net of tax                -       -    (5.2) (0.07)

  Non-operating asset gain, net of tax       -       -    (2.1) (0.03)

  Cost to restructure debt, net of tax      0.2       -    1.4   0.02

  Tax benefit                                -       -   (13.6) (0.18)
                                          ------ ------- ------ ------
Adjusted income from
continuing operations                     $8.9   $0.11   $11.1  $0.15
                                          ===== ======= ======= ======


    CONTACT: Jacuzzi Brands, Inc.
             Investor Relations:
             Diana Burton, 561-514-3850
             or:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608